EXHIBIT 5

WILLIAM J. HICKEY, ESQ.

Attorney at Law

100 Sunrise Way, Suite 430

Palm Springs, California 92262

Tel. (760) 902-6373

Fax (760) 320-7659

E-mail- williamjhickey@earthlink.net

February 1, 2005

Capco Energy, Inc.

5555 San Felipe, Suite 725

Houston, TX  77056

RE:     Capco Energy, Inc. Registration Statement on Form S-8

     At your request, I have acted as counsel to Capco Energy, Inc., a Colorado corporation (the "Company"), and am familiar with the proceedings and documents relating to the proposed registration by the Company,  through a Registration  Statement on Form S-8  (the  "Registration  Statement"),  to be  filed  by the  Company  with  the Securities and Exchange Commission.

The Registration Statement includes shares of the Company’s common stock, $.001 par value, (“Common Stock”) including both grants and options to purchase said Common Stock granted to those persons listed in the Schedule attached to the Minutes of a Meeting of the Board of Directors of the Company.

For the purposes of rendering this opinion, I have examined originals and photocopies of certified copies of such corporate records, agreements and other documents of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and no others:

     1.   Certificate of Incorporation of the Company, as amended to date;

     2.    By-Laws of the Company, as amended to date;

     3.   Minutes adopted  by  the  Board  of  Directors of the Company on September 23, 2004 authorizing said Stock grants and options, the Stock Option Agreements related thereto and, the issuance of the Shares, all as set forth in the Schedule attached theret; and,

4.   1999 Incentive Equity Plan.

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I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

     Based on the foregoing, I am of the opinion that the Shares, when issued and paid  for,  will  be  duly  authorized,  validly  issued,  fully  paid  and non-assessable. The opinion set forth herein is based upon my review of Section 7-106-202 of Title 7 of the Colorado Revised Statutes as now in effect.  I express no opinion as to any other laws of the State of Colorado or the laws of any other jurisdiction.

     The information set forth herein is as of the date of this letter.  I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

     I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ William J. Hickey

William J. Hickey, Esq.

WJH/sty

File No.090104-03

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